For Period ended 05/31/02                                               Series 1
File Number 811-4019

Sub-Item 77D(a):  Policies with respect to security investments
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On February 20, 2002,  the Board of Trustees  approved  revising the  investment target ranges in the Cornerstone Strategy Fund effective April 22, 2002. The new investment target ranges for the Cornerstone Strategy Fund are as follows:

                                              PERCENTAGE TARGET RANGE
                                                    OF NET ASSETS

     INVESTMENT CATEGORY                       OLD              NEW

   U.S. Stocks                                25-55%           15-70%
   International Stocks                       25-35%            5-30%
   U. S. Government Securities                15-30%            5-50%
   Real Estate Securities                      5-20%            5-20%
   Precious Metals and Minerals Securities     0-10%            0-10%